As filed with the Securities and Exchange Commission on February 11, 2009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ESP RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	98-0440762
(State or other Jurisdiction)	(IRS Employer I.D. No.)

111 Congress Avenue, Suite 400
Austin, TX 78701
(Address of Principal Executive Offices)

(512) 391-3868
(Registrant's Telephone Number)

2009 FISCAL YEAR PROFESSIONAL/CONSULTANT STOCK COMPENSATION PLAN
(Full title of plan)

Chris Metcalf
Chief Executive Officer
111 Congress Avenue, Suite 400
Austin, TX 78701
(512) 391-3868
(Name, address, and telephone number of agent for service)

With a copy to:

Vincent & Rees, L.C.
175 East 400 South, Suite 610
Salt Lake City, Utah 84111
(801) 303-5730

CALCULATION OF REGISTRATION FEE

	Proposed	Proposed
	maximum	maximum	Aggregate	Amount of
Title of securities	Amount to be	offering price	offering	Registration
to be registered	Registered	per share*	Price	fee

Common Stock
($.001 par value)	7,000,000(1)	$ 1.35	$ 9,450,000	$ 371.38

* Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per share, maximum aggregate offering price and registration fee is based upon the average of the high and the low price on the over the counter bulletin board of $1.35, on February 9, 2009.

(1) Issuable pursuant to the 2009 Fiscal Year Professional/Consultant Stock Compensation Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Item 1 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

Chris Metcalf
Chief Executive Officer
111 Congress Avenue, Suite 400
Austin, TX 78701
(512) 391-3868

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

  The Registrant’s annual report on Form 10-KSB for the year ended May 31, 2008 filed with the SEC on September 15, 2008.
  The Registrant’s quarterly reports on Form 10-Q for the quarter ended August 31, 2008 filed with the SEC on October 20, 2008, and for the quarter ended November 30, 2008 filed with the SEC on January 20, 2009.
  The Registrant’s current reports on Form 8-K filed with the SEC on October 17, 2008, November 5, 2008, December 15, 2008, December 29, 2008, January 6, 2009, January 9, 2009, January 20, 2009, and January 23, 2009.
  The description of the registrant’s Common Stock contained in the Registration Statement on Form SB-2, including any amendments or reports filed for the purpose of updating such description.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Vincent & Rees, L.C., with offices located at 175 East 400 South, Suite 610, Salt Lake City, Utah 84111. David M. Rees, who is counsel at Vincent & Rees, L.C., will be issued 1,000,000 shares of the Registrant’s common stock pursuant to the 2009 Fiscal Year Professional/Consultant Stock Compensation Plan for services rendered.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Nevada. Section 78.7502 of the Nevada Revised Statutes (the “Nevada Statute”) permits a corporation to indemnify any person in any proceeding (except an action by or in the right of the corporation) by reason of being a director or officer of the corporation for expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred. A corporation may indemnify any person in any action by or in the right of the corporation to procure a judgment in its favor by reason of being a director or officer of the corporation for expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred, except that indemnification may not be made for any matter as to which such a person has been finally adjudged by a court to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. In either case, however, to be eligible for indemnification, the person to be indemnified must not be found to have breached his fiduciary duties in a manner involving intentional misconduct, fraud or a knowing violation of law, or must have acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Section 78.7502 of the Nevada Statute also provides that to the extent a director or officer has been successful on the merits or otherwise in defense of any such action, he must be indemnified by the corporation against expenses, including attorneys’ fees, actually and reasonably incurred. Section 78.752 of the Nevada Statute permits a corporation to purchase and maintain insurance or make other financial arrangements on behalf of the corporation’s directors and officers for any liability and expenses incurred by them in such capacity, whether or not the corporation has the authority to indemnify them against such liability and expenses.

The Registrant’s charter provides that the Registrant shall indemnify, to the maximum extent permitted by law, any person who is or was a director, officer, agent, fiduciary or employee of the Registrant against any claim, liability or expenses arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary or employee of the Registrant or because he was a director, officer, agent, fiduciary or employee of the Registrant or because he is or was serving another entity as a director, officer, partner, trustee, employee, fiduciary or agent at the Registrant’s request. The Registrant shall further have the authority to the maximum extent permitted by law to purchase and maintain insurance providing such indemnification.

The Registrant’s by-laws provide that the Registrant shall indemnify any director, officer, agent, fiduciary or employee of the Registrant, or any person serving another entity in such capacity at the request of the Registrant, against reasonably incurred expenses (including any attorneys’ fees), judgments, penalties, fines and amounts paid in settlement reasonably incurred by him in connection with such action, suit or proceeding if it is determined by a majority vote of a meeting of the board of directors at which a quorum is present (excluding directors that are parties to the proceeding) that he conducted himself in good faith and that he reasonably believed (i) in the case of conduct in his official capacity with the Registrant, that his conduct was in the Registrant’s best interests, or (ii) in all other cases (except criminal cases), that his conduct was at least not opposed to the Registrant’s best interests, or (iii) in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. No such determination by the board of directors is required where such person was wholly successful in defense of the action as to which he was entitled to indemnification or if indemnification is ordered by a court of competent jurisdiction. If a quorum of directors not parties to the proceeding cannot be obtained, then the determination shall be made by a majority vote of a committee of the board of directors consisting of two or more directors not parties to the proceeding. If such a quorum of the board of directors cannot be obtained and such a committee cannot be established, or the board of directors or committee so directs, the determination shall be made by independent legal counsel or by a vote of the shareholders.

Reasonable expenses, including attorney’s fees, incurred in defending an action, suit or proceeding on behalf of an indemnified person may be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of a written affirmation of the indemnified person’s good faith belief that he has met the standards of conduct prescribed in the Registrant’s by-laws, a written undertaking to repay such advances if it is ultimately determined that he did not meet the prescribed standards of conduct and a determination is made as described in the preceding paragraph that the facts as then known would not preclude indemnification. Any indemnification or advance of expenses to a director arising out of a proceeding by or on behalf of the Registrant shall be reported in writing to the stockholders with or before the notice of the next stockholder’s meeting.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

EXHIBIT NUMBER

5.1	Legality Opinion of Vincent & Rees, L.C.

10.1	2009 Fiscal Year Professional/ Consultant Stock Compensation Plan

23.1	Consent of Independent Registered Public Accounting Firm

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the Registration Statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) For the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Austin, State of Texas on this 10th day of February, 2009.

ESP RESOURCES, INC.

/s/ Chris Metcalf
Chris Metcalf
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Chris Metcalf	Chief Executive Officer	February 10, 2009
Chris Metcalf	(Principal Executive Officer)

/s/ Chris Metcalf	Chief Financial Officer	February 10, 2009
Chris Metcalf	(Principal Financial and
Accounting Officer)

/s/ Chris Metcalf	Director	February 10, 2009
Chris Metcalf

/s/ Scott Tyson	Director	February 10, 2009
Scott Tyson

/s/ David Dugas	Director	February 10, 2009
David Dugas

/s/ Tony Primeaux	Director	February 10, 2009
Tony Primeaux

/s/ William M. Cox	Director	February 10, 2009
William M. Cox